Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners Announces First Asset Acquisition
Partnership to acquire $700 Million in Assets from Phillips 66

HOUSTON, February 13, 2014 – Phillips 66 Partners LP (NYSE: PSXP) (“partnership”) announces that its first post-IPO acquisition will include Phillips 66’s (NYSE:PSX) Gold Product Pipeline System, also known as the “Gold Line System,” and the Medford Spheres, two newly constructed refinery-grade propylene storage spheres, for a total consideration of $700 million. The dropdown from Phillips 66, which is targeted to occur March 1, 2014, is expected to be immediately accretive to the earnings and distributable cash flow of the partnership.

“We are pleased to announce our first acquisition since the partnership’s initial public offering last July,” said Greg Garland, Phillips 66 Partners chairman and CEO. “The size and quality of this acquisition shows the commitment of Phillips 66 to grow and enhance the partnership’s portfolio. Additionally, this transaction will position Phillips 66 Partners to deliver on its strategic plans of achieving top-quartile distribution growth.”

The assets to be acquired include:

•
The Gold Line System, consisting of a 681-mile refined products pipeline system that runs from the Phillips 66 operated refinery in Borger, Texas, to Cahokia, Ill., with access to the Phillips 66 refinery in Ponca City, Okla., as well as two parallel 54-mile lateral lines from Paola, Kan., to Kansas City, Kan. The system has a maximum throughput capacity of 132,000 barrels per day and includes four terminals respectively located at Wichita, Kan., Kansas City, Kan., Jefferson City, Mo. and Cahokia, Ill., with 172,000 barrels per day of aggregate throughput capacity and 4.3 million barrels of storage capacity.

•
The Medford Spheres, located in Medford, Okla., with a total working capacity of 70,000 barrels and scheduled to commence operation March 1, providing an outlet for delivery of refinery-grade propylene from the Phillips 66 refinery in Ponca City, Okla., through interconnections with third-party pipelines, to Mont Belvieu, Texas.

The partnership will finance the $700 million acquisition with cash on hand of $400 million, the issuance of additional units valued at $140 million, and a 5-year, $160 million note payable to a subsidiary of Phillips 66. The number of additional units will be based on the average daily closing price of the partnership’s common units for the 10 trading days prior to February 13, 2014 or $38.86 per unit, with 98 percent issued as common units and 2 percent issued as general partner units.

In connection with the closing, Phillips 66 and the partnership will enter into transportation, storage and terminaling agreements that include minimum throughput volume commitments, with terms ranging from 5 to 10 years. The minimum volume commitments account for more than 80 percent of expected throughput volumes. The partnership expects these assets to contribute EBITDA of approximately $65 million to $70 million in their first full year of operation. Annual maintenance capital expenditures are initially expected to be between $3 million to $4 million.

The terms of the transaction were approved by the board of directors of the general partner of Phillips 66 Partners, based on the approval and recommendation of its conflicts committee, which is comprised of independent directors and was advised by Evercore Partners as its financial advisor and Vinson & Elkins LLP as its legal counsel.

For more information about the assets involved in this transaction, visit http://www.phillips66partners.com/EN/newsroom/Documents/factsheet-gold-line-and-medford.pdf

About Phillips 66 Partners
Headquartered in Houston, Texas, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

 CAUTIONARY STATEMENTS
This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although the companies believe that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the companies’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what the companies anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are described in the filings that each company makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and the companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the term EBITDA, which is a non-GAAP financial measure. We define EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is included to help facilitate comparisons of forecasted operating performance of the assets to be acquired with other companies in our industry. The GAAP measure most directly comparable to EBITDA is net income. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

PHILLIPS 66 PARTNERS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Full Year beginning March 1, 2014 Gold Line System and Medford Spheres
Forecasted net income	$51 - 56
Add: Forecasted depreciation and amortization expenses	9
Add: Forecasted interest expense	5
Forecasted EBITDA	$65 - 70